Exhibit 23.3

May 22, 2025

Gamehaus Holdings Inc.

5th Floor, Building 2, No. 500 Shengxia Road
Pudong New District, Shanghai
The People’s Republic of China, 201210

Dear Sir/Madam:

We are qualified lawyers of the People’s Republic of China (the “PRC”, for the purpose of this consent only, the PRC shall not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan).

We act as the PRC legal counsel to Gamehaus Holdings Inc. (the “Company”), an exempted company organized under the laws of the Cayman Islands, in connection with the filing on the Company’s Registration Statement on Form F-1, along with any amendments thereto (the “Registration Statement”), to be filed with the U.S Securities and Exchange Commission (the “SEC”) on the date hereof under the United States Securities Act of 1933, as amended (the “Securities Act”). The filing on the Registration Statement is in connection with the proposed class A shares sale under the Securities Act, as amended.

We hereby consent to the reference of our name in the Registration Statement and any amendment thereto, including, without limitation, under the “Risk Factors,” “Business of Gamehaus,” and “Enforceability of Civil Liabilities” sections. We also consent to the filing of this consent letter with the SEC as an exhibit to the Registration Statement.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Very truly yours,

/s/ JunHe LLP

JunHe LLP